EXHIBIT 4.3

AMENDMENT TO SECURED CONVERTIBLE NOTES

OF

GENIUS BRANDS INTERNATIONAL, INC.

This AMENDMENT TO SECURED CONVERTIBLE NOTES (the “Amendment”) is effective as of September [*], 2019 by and among Genius Brands International, Inc., a Nevada corporation (the “Company”), and the investors party hereto (each, an “Investor,” and together, the “Investors”). Terms not otherwise defined herein shall have the meaning ascribed to such terms in those certain secured convertible notes issued by the Company to the Investors and other investors on August 20, 2018, as amended on July 22, 2019 (the “Notes”, and the Investors and such other investors, collectively, the “Note Investors”).

WHEREAS, the Company and the Investors desire to extend the Maturity Date of the Notes; and

WHEREAS, the Company and the Investors desire to amend the interest payment schedule of the Notes; and

WHEREAS, Section 8(b) of each of the Notes provides that any provision of the Note may be amended, waived or modified only upon the written consent of the Company and the Holders (as identified on the signature pages hereto), constituting a majority-in-interest of the Notes (the “Required Holders”); and

WHEREAS, any amendment or waiver effected in accordance with Section 8(b) of the Notes shall only be binding upon the Company and each Note Investor that agrees to such Amendment; and

WHEREAS, the undersigned Investors represent the Required Noteholders.

NOW THEREFORE, in consideration of the foregoing recitals and the mutual promises set forth herein, the Company and the Investors, intending to be legally bound, agree as follows:

1.                  The second sentence of the preamble of each of the Investor’s Notes shall be amended to replace “August 20, 2019” with “the earlier of (i) January 31, 2020; or (ii) the date upon which the Company raises $5,000,000, in the aggregate, pursuant to one (1) or more debt or equity offerings”, such that the earlier of (i) or (ii) will be the new Maturity Date for the Notes.

2.                  Section 1(a) of each of the Investor’s Notes is hereby amended and restated in its entirety as follows:

“Interest. Holder shall be entitled to receive, and Company shall pay simple interest on the outstanding principal amount of this Note at an annual rate of ten percent (10%) payable from September [*], 2019 through the Maturity Date if not otherwise converted into shares of the Company’s Common Stock pursuant to Section 2 hereof. Interest shall be paid monthly on the last Trading Day of each month and on the Maturity Date when all amounts outstanding in connection with this Note shall be due and payable (each an “Interest Payment Date”) in cash. If any Interest Payment Date is not a Trading Day, the applicable payment shall be due on the next succeeding Trading Day.”

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3.                  The last sentence in Section 2(b) of each of the Investor’s Notes as referenced below is hereby deleted in its entirety:

“Notwithstanding anything herein to the contrary, if the Company Redemption Condition has not been met on the Maturity Date, the Company shall be obligated to repay one-sixth (1/6th) of the then outstanding principal amount of this Note each month for the six (6) months following the Maturity Date, with the first such payment due on the Maturity Date, followed by payments each month thereafter.”

4.                  Conditions Precedent: The Investor’s execution of this Amendment is hereby made expressly contingent upon the following:

(a)	To the extent superior or more favorable rights or terms are granted by the Company to another Note Investor (the “Preferential Terms”) in consideration of enticing such Note Investor to amend the Maturity Date or alter any other term of the Notes, such Preferential Terms shall also be granted to the Investor hereunder; and

(b)	Andy Heyward and [*] shall each have entered into an amendment in form and substance substantially similar to the terms herein.

If the above condition precedents are not met, this Amendment shall be null and void. For greater certainty in the case of Section 4(a), the condition precedent shall be deemed to have been met if Preferential Terms are not granted to any Note Investor.

5.                  Other Terms. Other than as expressly provided for herein, all other terms and conditions of the Notes remain unchanged and in full force and effect.

6.                  Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Nevada.

7.                  Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which taken together shall constitute the same instrument.

[Remainder of page is intentionally blank. Signature pages follow.]

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

THE COMPANY

Genius Brands International, Inc.

By:_____________________________

Name:

Title:

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

INVESTORS

Investor Name: _____________________________

Signed By: ________________________________

Print Signatory Name:________________________

Title (If applicable): _________________________

Original Note Principal: $______________________

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